EXHIBIT 99.1

Synthesis Energy Systems Reports Fiscal 2018 Financial Results

HOUSTON, Feb. 13, 2019 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ: SES), today reported financial results for its fiscal 2019 second quarter ended December 31, 2018.

Over the past quarter, the Company has focused on reducing operating expenses and conserving cash to improve its financial position and to allow more time to realize the value believed to be in its assets, such as Batchfire Resources, the Pentland coal resource and Australian Future Energy, or AFE.

Batchfire Resources continues to make good progress operating the Callide coal mine which is now producing 10 million metrics tons per year and AFE has made good progress on its development of the Gladstone Energy and Ammonia Project and the Pentland coal resource in Queensland.  Batchfire’s operating focus has been primarily on lowering unit production costs at the mine while AFE’s focus has been primarily on finalizing the terms and conditions required for coal feedstock and product sales agreements related to the Gladstone project.

The Company’s Polish joint venture, SES Encoal Energy, has continued its development of project opportunities such as those related to the Tauron repowering project, the development of a methanol project using our technology and working with Polish coal companies as they evaluate using our technology for cleaner coal projects in Poland.

The Company is undertaking strategies to improve our financial position which include the evaluation of a full range of financing, restructuring and strategic alternative options which may help more fully realize the value in its assets.  The Company is no longer providing funds to project developments and may also divest assets such as the Yima and TSEC joint ventures, and the SGT technology.  In addition, the Company has undertaken further operating expense reductions which are expected to be realized over the remainder of calendar year 2019 and undertaking necessary steps to transfer cash currently in its Chinese bank accounts to its U.S. based bank accounts in order to improve our available working capital.

On February 8, 2019, DeLome Fair, President and Chief Executive Officer, and principal financial officer of the Company, notified the Company of her intention to resign as President and Chief Executive Officer, and as a director on the Board effective March 1, 2019.  The Company also announced that Robert Rigdon, Vice Chairman of the Board and the former Chief Executive Officer of the Company will succeed Ms. Fair as President and Chief Executive Officer and principal financial officer.

Fiscal Third Quarter Financial Results (Unaudited)

Three Months Ended December 31, 2018 (“Current Quarter”) Compared to the Three Months Ended December 31, 2017 (“Comparable Quarter”)

There was no revenue for the Current Quarter as compared to $77,000 for the Comparable Quarter.  The Comparable Quarter revenue was primarily due to technical consulting and engineering services provided to customers which included $52,000 provided to the related parties.

Total costs of sales expenses were zero for the Current Quarter as compared to $55,000 for the Comparable Quarter. Cost of sales of $55,000 for the Comparable Quarter was related to the costs of technical consulting and engineering services provided to the related parties.

General and administrative expenses was $1.8 million in the Current Quarter as compared with $1.5 million for the Comparable Quarter.  The $0.3 million increase was due primarily to the accrual of severance payments and the increased allowance for doubtful account receivables.

Stock-based expense was $0.1 million for the Current Quarter as compared to $0.3 million for the Comparable Quarter.  The decrease of $0.2 million was due primarily to a decrease in the value and number of stock warrants issued during the Current Quarter as compared with the Comparable Quarter.

Depreciation and amortization expense was $8,000 for the Current Quarter as compared with $9,000 for the Comparable Quarter, which primarily relates to the amortization of our global patents.

The equity losses of joint ventures was $0.1 million during the Current Quarter as compared to $0.2 million equity losses for the Comparable Quarter, which primarily relates to our 38% share of earnings in AFE.

The net gain on fair value adjustments of derivative liabilities was approximately $0.7 million for the Current Quarter as compared with approximately $0.4 million for the Comparable Quarter. This resulted from the lower fair market value for our warrants issued to the debentures investors and the placement agent as of December 31, 2018 versus the fair market value as of September 30, 2018.  The change in the derivative liability was primarily due to movements in the Company’s stock price.  Other changes in the assumptions related to the passage of time, interest rate fluctuations and stock market volatility.

Other gain was zero for the Current Quarter as compared to $1.7 million for the Comparable Quarter, which was primarily due to the transfer of shares related to the restructure of the TSEC Joint Venture.

Interest expense was $0.3 million for the Current Quarter as compared to $0.2 million for the Comparable Quarter, which was primarily due to the interest paid to the Debenture investors and the amortization of debt discount and issuance cost for the Debentures issued in October 2017.

Foreign currency gain was approximately $31,000 for the Current Quarter as compared with a gain of $46,000 for the Comparable Quarter.  The foreign currency gain of both quarters were the result of appreciation of the Chinese Renminbi yuan (“RMB”) to the U.S. dollar during the Current Quarter and Comparable Quarter.

Six Months Ended December 31, 2018 (“Current Period”) Compared to the Six Months Ended December 31, 2017 (“Comparable Period”)

There was no revenue for the Current Period as compared to $0.3 million for the Comparable Period, which was primarily due to technical consulting and engineering services provided to related parties.

Total costs of sales and plant operating expenses was zero for the Current Period as compared to $0.1 million for the Comparable Period, which was primarily due to the costs of technical consulting and engineering services provided to related parties.

General and administrative expenses was $3.3 million in the Current Period compared with $2.9 million for the Comparable Period.  The $0.4 million increase was due primarily to the accrual of severance payments and the increased allowance for doubtful account receivables.

Stock-based expense was $0.3 million for the Current Period as compared to $0.6 million for the Comparable Period. The decrease of $0.3 million was due primarily to a decrease in the value and number of stock warrants issued during the Current Period as compared with the Comparable Period.

Depreciation and amortization expense for was $19,000 for the Current Period compared with $18,000 for the Comparable Period, which primarily related to the amortization of our global patents.

The equity losses of joint ventures was $24,000 during the Current Period as compared to $321,000 equity losses for the Comparable Period, which primarily relates to our 38% share of earnings in AFE.

The net gain on fair value adjustments of derivative liabilities was approximately $1.5 million for the Current Period compared with $0.4 million for the Comparable Period, which resulted from the lower fair market value for our warrants issued to the debentures investors and placement agent as of December 31, 2018 versus the fair market value as of June 30, 2018.  The change in the derivative liability was primarily due to movements in the Company’s stock price.  Other changes in the assumptions related to the passage of time, interest rate fluctuations and stock market volatility.

Other gain was zero for the Current Period as compared to $1.7 million for the Comparable Period, which was primarily due to the transfer of shares related to the restructure of the Tianwo-SES Joint Venture.

Interest expense was $0.7 million for the Current Period as compared to $0.2 million for the Comparable Period, which was primarily due to the interest paid to the Debenture investors and the amortization of debt discount and issuance cost for the Debentures issued in October 2017.

Foreign currency loss was $91,000 for the Current Period as compared a foreign currency gain of $107,000 for the Comparable Period.  The $91,000 foreign currency loss for the Current Period primarily resulted from the 3.7% depreciation of the RMB relative to the USD from June to December 2018 as compared to an appreciation of the RMB relative to the USD of 3.5% from June to December 2017.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, and high moisture coals which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements

This Quarterly Report on Form 10-Q includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are the ability of Batchfire Resources Pty Ltd (“BFR”), Australian Future Energy Pty Ltd (“AFE”), and Cape River Resources Pty Ltd (“CRR”) management to successfully grow and develop their Australian assets and operations, including Callide, Pentland and the Gladstone Energy and Ammonia Project; the ability of BFR to produce earnings and pay dividends; the ability of SES EnCoal Energy sp. z o. o. (“SEE”) management to successfully grow and develop projects, assets and operations in Poland; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to find a partner for our technology business; our ability to develop and expand business of the TSEC Joint Venture in the joint venture territory; our ability to develop our business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies; our ability to successfully develop our licensing business; our ability to continue as a going concern; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on the NASDAQ Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power; the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects.  Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us.  We cannot assure you that the assumptions upon which these statements are based will prove to be correct.  Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017

Revenue:
Technology licensing-related party	$—	$52	$—	$320
Technology licensing and related services	—	25	—	25
Total revenue	—	77	—	345

Costs and Expenses:
Costs of sales and operating	—	55	—	146
General and administrative expenses	1,793	1,470	3,257	2,917
Stock-based expense	102	305	316	550
Depreciation and amortization	8	9	19	18
Total costs and expenses	1,903	1,839	3,592	3,631

Operating loss	(1,903)	(1,762)	(3,592)	(3,286)
Non-operating (income)/expense:
Equity losses of Joint Ventures	100	206	24	321
Foreign currency (gain)/ losses, net	(31)	(46)	91	(107)
Interest expense	329	233	653	233
Interest income	(7)	(8)	(24)	(10)
Gain on fair value adjustments of derivative liabilities	(702)	(439)	(1,510)	(439)
Other (gain)	—	(1,689)	—	(1,689)
Net Loss	(1,592)	(19)	(2,826)	(1,595)
Less: net loss attributable to noncontrolling interests	—	—	—	—
Net income/(loss) attributable to SES stockholders	$(1,592)	$(19)	$(2,826)	$(1,595)

Net income/(loss) per share (Basic and Diluted):
Net income/(loss) attributable to SES stockholders	$(0.14)	$(0.00)	$(0.26)	$(0.15)
Weighted average common shares outstanding (Basic):	11,022	10,955	11,021	10,944

SYNTHESIS ENERGY SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except per share amount)

	December 31, 2018	June 30, 2018
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$3,428	$7,071
Accounts receivable – related party, net	15	287
Prepaid expenses	431	172
Other currents assets	381	547

Total current assets	4,255	8,077

Property, plant and equipment, net	4	10
Intangible asset, net	1,064	1,038
Investment in joint ventures	5,023	5,036
Other long-term assets	135	153

Total assets	$10,481	$14,314

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,655	$1,681

Senior secured debenture principal	8,000	—
Less unamortized discount and debt issuance costs	(2,397)	—
Total senior secured debenture	5,603	—

Total current liabilities	7,258	1,681

Senior secured debenture principal	—	8,000
Less unamortized discount and debt issuance costs	—	(2,610)
Total senior secured debenture	—	5,390
Derivative liabilities	454	1,964

Total long-term liabilities	454	7,354

Total liabilities	$7,712	$9,035

Commitment and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value: 20,000 shares authorized – no shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 11,022 and 10,999 shares issued and outstanding, respectively	110	110
Additional paid-in capital	265,382	265,066
Accumulated deficit	(262,894)	(260,068)
Accumulated other comprehensive income	244	244
Total stockholders’ equity to SES stockholders	2,842	5,352
Noncontrolling interests in subsidiaries	(73)	(73)

Total stockholders’ equity	2,769	5,279

Total liabilities and equity	$10,481	$14,314

Source: Synthesis Energy Systems, Inc.

Contact:

Synthesis Energy Systems, Inc.

Investor Relations:
Phone Number: (713) 579-0600
Email:  ir@synthesisenergy.com